Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Horizon Lines, Inc. for the registration of $223,875,000 11.00% First Lien Senior Secured Notes due 2016 and $147,917,000 Second Lien Senior Secured Notes due 2016 and to the use therein of our report dated April 10, 2012, with respect to the consolidated financial statements and schedule of valuation and qualifying accounts of Horizon Lines, Inc. included in its Annual Report (Form
10-K) for the year ended December 25, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina

August 24, 2012